                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

    BEST BUY Co., Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               BEST BUY CO., INC
                            7075 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344

                                     [LOGO]

                   NOTICE OF REGULAR MEETING OF SHAREHOLDERS

    The 1996 Regular Meeting of the Shareholders of Best Buy Co., Inc., a Minnesota corporation (the "Company"), will be held at the Company's corporate offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota, on Wednesday, June 19, 1996, at 3:00 p.m., for the following purposes:

    1. To elect four Class 1 directors to serve on the Board of Directors for a term of two years.

    2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the Company's current fiscal year.

    3.  To transact such other business as may properly come before the meeting.

    Only Shareholders of record at the close of business on Wednesday, April 24, 1996, the record date, are entitled to notice of and to vote at the meeting and any adjournments thereof.

    Whether or not you expect to attend the meeting in person, please complete, sign and promptly return the enclosed form of Proxy.

                                          By Order of the Board of Directors

                                                    [SIG]

                                          Elliot S. Kaplan
                                          SECRETARY
Minneapolis, Minnesota
May 8, 1996

                                PROXY STATEMENT

                               BEST BUY CO., INC.
                            7075 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344

                REGULAR MEETING OF SHAREHOLDERS -- JUNE 19, 1996

                 INFORMATION CONCERNING SOLICITATION AND VOTING

    The enclosed Proxy is solicited by the Board of Directors of Best Buy Co., Inc. (the "Company"), for use at the Regular Meeting of Shareholders to be held Wednesday, June 19, 1996, at 3:00 p.m., local time, at the Company's corporate headquarters at 7075 Flying Cloud Drive, Eden Prairie, Minnesota, or any adjournments thereof (the "Meeting"), for the purposes set forth herein and in the accompanying Notice of Regular Meeting of Shareholders. Proxies will be voted in accordance with the directions specified therein. ANY PROXY IN WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS TO BE CONSIDERED. These proxy solicitation materials are first being sent to Shareholders on or about May 8, 1996.

    As of April 24, 1996, the record date fixed for the determination of Shareholders of the Company entitled to notice of and to vote at the Meeting, there were outstanding 42,970,069 shares of Common Stock, which is the only class of the capital stock of the Company outstanding.

    Each Shareholder will be entitled to one vote per share on all matters acted upon at the Meeting. The aggregate number of votes cast by all Shareholders present in person or by proxy at the Meeting will be used to determine whether a motion is carried. Thus, an abstention from voting on a matter by a Shareholder, while included for purposes of calculating a quorum for the Meeting, has no effect on the item on which the Shareholder abstained from voting. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will have no effect on the vote.

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by (i) delivering to the principal office of the Company a written notice of revocation, (ii) filing with the Company a duly executed Proxy bearing a later date or (iii) attending the Meeting and voting in person.

    The costs of this solicitation will be borne by the Company. Proxies may be solicited by the Company's directors, officers and regular employees, without extra compensation, by mail, telegram, telephone and personal solicitation. The Company will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of the Company's Common Stock. The Company will reimburse brokerage firms, banks and other custodians, nominees, fiduciaries and other persons representing beneficial owners for reasonable expenses incurred by them in forwarding proxy solicitation materials and annual reports to the beneficial owners of shares in accordance with the New York Stock Exchange schedule of charges.

                             ELECTION OF DIRECTORS
GENERALLY

    The Company's By-laws provide that the Board of Directors shall consist of seven directors, four of whom are Class 1 directors and three of whom are Class 2 directors. Directors are elected for a term of two years and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

    Management and the Board of Directors recommend that Bradbury H. Anderson, Frank D. Trestman, David Stanley and James C. Wetherbe be re-elected as Class 1 directors, each to hold office until the 1998 Regular Meeting of Shareholders and until his successor is duly elected and qualified. All of the nominees are members of the Board of Directors of the Company and have served in that capacity since originally elected or designated as indicated below.

    The Board of Directors held five meetings during the fiscal year ended March 2, 1996. All nominees participated in each meeting.

    The Board of Directors of the Company has four standing committees. The Personnel Committee was established to identify, select and evaluate officers and key employees for the Company. The Compensation Committee was established to determine and periodically evaluate various levels and methods of compensation for directors, officers and employees of the Company. The Lease Committee reviews the general parameters of the Company's leases. The Audit Committee was established to review and monitor all matters pertaining to the accounting activities of the Company and the relationship of the Company with its independent auditor. The following table shows the date each committee was established and the names of the directors serving thereon as of March 2, 1996.

                                       NUMBER OF MEETINGS
                                       DURING LAST FISCAL
    COMMITTEE      DATE ESTABLISHED           YEAR                     MEMBERS
- -----------------  -----------------  ---------------------  ---------------------------
Personnel               June 1, 1984                2        Richard M. Schulze
                                                             Bradbury H. Anderson
Audit                   June 1, 1984                1        Frank D. Trestman*
                                                             Culver Davis, Jr.
                                                             James C. Wetherbe
Compensation           March 6, 1985                1        David Stanley*
                                                             Frank D. Trestman
                                                             James C. Wetherbe
Lease                  March 6, 1985                1        Elliot S. Kaplan*
                                                             Culver Davis, Jr.
                                                             Frank D. Trestman

- ------------------------
* Committee chairperson

    There is no family relationship among the nominees or between any nominee and any of the Company's other directors.

VOTING INFORMATION

    A Shareholder submitting a Proxy may vote for all or any of the nominees for election to the Board of Directors or may withhold his or her vote from any such nominee. IF A SUBMITTED PROXY IS PROPERLY SIGNED BUT UNMARKED IN RESPECT OF THE ELECTION OF DIRECTORS, THE PROXY AGENTS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF ALL OF THE NOMINEES. Each of the nominees has agreed to continue serving the Company as a director if elected; however, should any nominee become unwilling or unable to serve if elected, the Proxy Agents named in the Proxy will exercise their voting power in favor of such other person as the Board of Directors of the Company may recommend. The Company's Articles of Incorporation prohibit cumulative voting and each director will be elected by a majority of the voting power of the shares present and entitled to vote at the Meeting. Shareholders entitled to vote for the election of directors can withhold authority to vote for all or certain nominees for director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides certain information as of March 31, 1996, as to the Chief Executive Officer and each of the next five most highly compensated executive officers during the most recent fiscal year, each director including the nominees for election as Class 1 directors, all directors and executive officers as a group, and each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company:

                                                          NUMBER OF SHARES    PERCENT OF SHARES
                       NAME                         AGE  BENEFICIALLY OWNED   BENEFICIALLY OWNED
- --------------------------------------------------  ---  ------------------   ------------------
Richard M. Schulze                                   55       9,486,672(1)          21.97%
 Chairman, Chief Executive Officer and Director
Bradbury H. Anderson                                 46         557,003(2)           1.29%
 President, Chief Operating Officer and Director
Allen U. Lenzmeier                                   52         343,290(3)         *
 Executive Vice President and Chief Financial
 Officer
Wade R. Fenn                                         37         127,738(4)         *
 Executive Vice President -- Marketing
George S. Fouts                                      58         163,763(5)         *
 Senior Vice President -- Sales
Lee H. Schoenfeld                                    43         103,239(6)         *
 Senior Vice President -- Marketing
Elliot S. Kaplan                                     59         110,752(7)         *
 Secretary and Director
Frank D. Trestman                                    61         166,000(8)         *
 Director
Culver Davis, Jr.                                    57          66,000(9)         *
 Director
David Stanley                                        60          43,000(10)        *
 Director
James C. Wetherbe                                    47          33,000(11)        *
 Director
All directors and executive officers, as a group    --       11,548,104(12)         26.05%
 (19 individuals)

- ------------------------
 * Less than 1%.

 (1) The figure represents (a) 8,218,958 outstanding shares owned by Mr. Schulze; (b) 207,900 outstanding shares owned by Mr. Schulze and his wife as joint tenants; (c) 60 outstanding shares held in Mr. Schulze's individual retirement account; (d) 185,328 outstanding shares registered in the name of Mr. Schulze and a co-trustee and held by them as trustees of a trust for the benefit of Mr. Schulze; (e) 300,000 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of a trust for the benefit of his children (Mr. Schulze has disclaimed beneficial ownership of such shares); (f) 185,328 outstanding shares registered in the name of Mr. Schulze's wife and a co-trustee and held by them as trustees of a trust for the benefit of Mrs. Schulze (Mr. Schulze has disclaimed beneficial ownership of such shares); (g) 26,122 outstanding shares owned by a partnership in which Mr. Schulze is a partner; (h) 7,001 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Schulze; (i) 8,600 outstanding shares registered in the name of Best Buy Foundation, a charitable foundation of which Mr. Schulze is a Board member; (j) options granted to Mr. Schulze, available for exercise within 60 days, to purchase 302,375 shares; and (k) preferred securities owned by Mr. Schulze, available for conversion within 60 days into 45,000 shares.

 (2) The figure represents (a) 238,170 outstanding shares owned by Mr. Anderson;
    (b) 1,333 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Anderson; and (c) options granted to Mr. Anderson, available for exercise within 60 days, to purchase 317,500 shares.

 (3) The figure represents (a) 142,790 outstanding shares owned by Mr. Lenzmeier; and (b) options granted to Mr. Lenzmeier, available for exercise within 60 days, to purchase 200,500 shares.

 (4) The figure represents (a) 19,386 outstanding shares owned by Mr. Fenn; (b) 7,970 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Fenn; (c) 830 outstanding shares owned by Mr. Fenn's wife;
    (d) 176 outstanding shares registered in the name of Mr. Fenn as trustee of a trust for the benefit of his son (Mr. Fenn has disclaimed beneficial ownership of such shares); and (e) options granted to Mr. Fenn, available for exercise within 60 days, to purchase 99,376 shares.

 (5)  This figure represents  (a) 28,676 outstanding shares  owned by Mr. Fouts;
    (b) 100 outstanding shares owned by Mr. Fouts' wife; (c) 3,887 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Fouts; and (d) options granted to Mr. Fouts, available for exercise within 60 days, to purchase 131,100 shares.

 (6) The figure represents (a) 70,166 outstanding shares owned by Mr. Schoenfeld; (b) 5,323 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Schoenfeld; and (c) options granted to Mr. Schoenfeld, available for exercise within 60 days, to purchase 27,750 shares.

 (7) The figure represents (a) 77,752 outstanding shares owned by Mr. Kaplan; and (b) options granted to Mr. Kaplan, available for exercise within 60 days, to purchase 33,000 shares.

 (8) The figure represents (a) 115,000 outstanding shares owned by Mr. Trestman;
    (b) 18,000 outstanding shares registered in the name of Mr. Trestman's wife as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of such shares); and (c) options granted to Mr. Trestman, available for exercise within 60 days, to purchase 33,000 shares.

 (9) The figure represents (a) 42,000 outstanding shares owned by Mr. Davis; and
    (b) options granted to Mr. Davis, available for exercise within 60 days, to purchase 24,000 shares.

(10) The figure represents (a) 1,000 outstanding shares owned by Mr. Stanley; and (b) options granted to Mr. Stanley, available for exercise within 60 days, to purchase 42,000 shares.

(11) The figure represents (a) 9,000 outstanding shares owned by Dr. Wetherbe; and (b) options granted to Dr. Wetherbe, available for exercise within 60 days, to purchase 24,000 shares.

(12) The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 127,570 outstanding shares owned by, and options, available for exercise within 60 days, to purchase 208,500 shares granted to, the Company's other executive officers; (c) 10,677 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of certain other executive officers; and (d) 900 outstanding shares owned by certain other executive officers as custodian for the benefit of their children (where appropriate, such officers have disclaimed beneficial ownership of such shares).

NOMINEES AND DIRECTORS

    NOMINEES FOR CLASS 1 DIRECTORS

    BRADBURY H. ANDERSON has served as a director of the Company since August 1986. He is the Company's President and Chief Operating Officer, having served as Executive Vice President -- Marketing of the Company from February 1986. He has been employed in various capacities with the Company since 1973, including retail salesperson, store manager and sales manager.

    FRANK D. TRESTMAN has served as a director of the Company since December 1984. He is President of Trestman Enterprises, an investment and business development firm. He had been a consultant to McKesson Corporation and is the former Chairman of the Board and Chief Executive Officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business and now a subsidiary of McKesson Corporation. Mr. Trestman is also a director of Insignia Systems, Inc.

    DAVID STANLEY has served as a director of the Company since August 1990. He is Chairman of the Board of Directors and Chief Executive Officer of Payless Cashways, Inc., a building materials specialty retailer, where he has been an officer since 1980. Mr. Stanley is also a director of Piper Jaffray Inc. and Digi International, Inc.

    JAMES C. WETHERBE has served as a director of the Company since July 1993. He has been a professor at the University of Minnesota since 1980 and is currently Professor of Management Information Systems and Director of the University of Minnesota MIS Research Center. In addition, he has been the Federal Express Professor and Director of the Fedex Center for Cycle Time Research at the University of Memphis since August 1993. He is a leading consultant and lecturer on information technology and the author of 15 books and over 200 articles in the field of management and information systems.

    CLASS 2 DIRECTORS -- TERMS EXPIRE IN 1997

    RICHARD M. SCHULZE is a founder of the Company. He has served as an officer and director of the Company from its inception in 1966 and currently serves as its Chairman and Chief Executive Officer. Mr. Schulze is also a director of Pentair Inc.

    ELLIOT S. KAPLAN has served as a director and Secretary of the Company since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi, Minneapolis, Minnesota, which serves as outside general counsel to the Company. Mr. Kaplan is also a director of American Business Information, Inc.

    CULVER DAVIS, JR. has served as a director of the Company since August 1986. Mr. Davis has been employed as Director of Sales for Galyan's Trading Company in Plainfield, Indiana since January 1996. Previously, he had been employed by CUB Foods, a warehouse style supermarket chain which he co-founded in 1960. He became its President and Chief Executive Officer in 1985, and its Chairman and Chief Executive Officer in 1992. Mr. Davis retired from CUB Foods in 1994.

CERTAIN TRANSACTIONS

    The Company leases two of its current 251 stores (Burnsville and Edina, Minnesota) from Richard M. Schulze, leases one of its stores (Maplewood, Minnesota) from a partnership in which he is a partner, and leases one of its stores (Minneapolis, Minnesota) from his wife. The lease for the Burnsville store expires in 2006. Annual rent is equal to $350,000, and includes an escalation clause after the tenth year. The lease for the Edina store expires in 2002, and provides for the payment to Mr. Schulze of base rent of $183,820 and percentage rent equal to 4% of gross sales made on the premises, but in no event more than $572,000 in the aggregate in any lease year. The lease for the Maplewood store expires in 2008, includes renewal options and fixed minimum rent of $243,311. The lease for the Minneapolis store expires in 1998, includes renewal options, and provides for the payment of rent to Mr. Schulze of $210,600 per year. Aggregate rents paid and accrued by the Company to Mr. Schulze, partnerships in which he is a partner (including rents pursuant to a lease for a store location in West St. Paul, Minnesota, which expired in January 1996) or Mrs. Schulze during the fiscal year ended March 2, 1996, were $1,509,613, a portion of which was used to service debt on the properties where the stores are located and, for some of such stores, to pay real estate taxes and insurance.

    All of the leases with Mr. Schulze, partnerships in which he is a partner and Mrs. Schulze were negotiated and approved by the Board of Directors with Mr. Schulze abstaining, the Board of Directors acting in reliance upon one or more of its disinterested members with respect to the determination of market comparisons, alternative rental agreements and negotiations with Mr. Schulze. The leases were determined to be in the best interests of the Company. It is the Company's policy that the Company not engage in real estate transactions with officers, directors, controlling persons and others affiliated with them unless a determination is made by the disinterested members of the Board of Directors, on recommendation by the Lease Committee, that any such transaction is on terms more favorable to the Company than could be obtained from unaffiliated third parties.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors, composed of three non-employee directors, is responsible for determining and periodically evaluating various levels and methods of compensating the Company's directors and officers. In accordance therewith, the Compensation Committee determines, on an annual basis, the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The objective of the Compensation Committee is to establish a compensation program for executive officers that will attract and retain superior management talent, recognize and reward individual performance, and align the financial interests of the executive officers with the success of the Company.

    The Company's compensation program for executive officers provides compensation opportunities that approximate the mid-point of compensation levels for similarly situated executives within the retail industry, as well as within a broader group of companies of comparable size. Actual compensation levels may be greater or less than average competitive levels in comparable companies because of annual and long-term Company performance as well as individual performance. In setting the levels of executive compensation, the Committee has historically considered information provided by a nationally recognized compensation and benefits firm, including the results of salary surveys of comparably sized companies generally including national retailers. In addition, the Committee has also considered information provided by the consulting firm with respect to the compensation of the executive officers of a self-selected, relevant peer group of national retail companies, as disclosed in their proxy statements.

    EXECUTIVE OFFICER COMPENSATION PROGRAM

    The three components of the Company's executive officer compensation program are base salary, annual incentive compensation in the form of a cash bonus and long-term incentive compensation in the form of stock options. Executive officers are also entitled to various benefits including participation in the Company's medical plan and Retirement Savings Plan, which are generally available to employees of the Company.

    Base Salary. Base salary levels for the Company's executive officers are determined by the Compensation Committee early in the fiscal year. Members of the Committee consider individual experience, performance and annual expectations for the officer, as well as the base salaries of executive officers in comparable companies. The base salaries of executive officers have generally been set to be comparable to the midpoint of those of the surveyed executives. The Compensation Committee determined that in light of the Company's financial performance in fiscal 1995, there would be no change in executive officer base salary for fiscal 1996. For that reason, the comparative research referred to in Overview and Philosophy, above, was not updated for purposes of determining base salaries in fiscal 1996, although the Committee believes that updated information would have indicated an increase in executive compensation.

    Bonus Incentive Program. The Company offers an annual incentive for executive officers pursuant to a program that was approved by Shareholders in 1994 and 1995. The purpose of the program is to provide a direct financial incentive in the form of an annual cash bonus to executive officers to achieve or exceed the Company's annual goals. Bonus amounts are equal to a percentage of the executive officer's base salary up to $1,000,000. The percentages used for determining bonuses are established annually to provide total cash compensation to the Company's executive officers, assuming the Company's annual goals are achieved, at a level that is comparable to the midpoint of the previously surveyed executives. In fiscal 1996, each executive officer was entitled to a bonus equal to 25% of base salary if the Company's budgeted net income was achieved, which percentage could be increased to 60% if net income for the year was at least 170% of budget. The relationship between net income and the bonus percentage was determined by the Compensation Committee at the beginning of fiscal 1996. Federal tax laws limit the amount of individual compensation that can be deducted by the Company for tax purposes to $1,000,000. Qualifying performance-based compensation is not subject to the deduction limit. The Company's bonus program for executive officers is intended to meet the requirements of a qualifying performance-based compensation plan.

    Stock Option Plan. The Company utilizes stock options as a long-term incentive for executive officers. The objectives of the stock option plan are to further the growth and general prosperity of the Company by enabling current executive officers who have been or will be given responsibility for the administration of the affairs of the Company and upon whose judgment, initiative and effort the Company was or is largely dependent for the successful conduct of its business, to acquire shares of the Company's Common Stock, thereby increasing their personal involvement in the Company.

    The Company's Shareholder-approved 1987 Employee Non-Qualified Stock Option Plan (the "Employee Plan") gives the Compensation Committee discretion to award stock options to executive officers and certain other employees. The award levels are subjective and not subject to specific criteria. The Employee Plan, as amended, authorizes the Company to grant to certain categories of employees options to purchase in the aggregate not more than 7,250,000 shares of the Company's Common Stock.

    Stock options are granted on an annual basis, have five-year terms and have exercise restrictions that lapse ratably over the last four years of the term. The exercise prices for options granted pursuant to the plan equal the fair market value of the Common Stock as of the dates of grant. Awards are made to each eligible employee at a level calculated to be competitive within the retail industry as well as within a broader group of comparable companies. Employees eligible to receive options under the Employee Plan include: (i) key executive personnel, including officers, senior management employees and members of the Board of Directors who are employees of the Company; (ii) staff management employees, including managers, supervisors and their functional equivalents for warehousing, service, merchandising, leaseholds, installation, and finance and administration; (iii) line management employees, including retail stores and field managers, supervisors and their functional equivalents; and (iv) any employee having served the Company continuously for a period of not less than ten years.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Schulze has served as an officer and director of the Company from its inception in 1966 and currently serves as its Chairman and Chief Executive Officer. Mr. Schulze's base salary for fiscal 1996 was unchanged from fiscal 1995. In determining Mr. Schulze's compensation for fiscal 1995, the Compensation Committee used as a guide the results of a study performed for the Company by a nationally recognized firm of compensation and benefits consultants. The study included a review of executive level compensation for eleven national retailers (the "Proxy Group") as disclosed in their proxy statements for their respective fiscal years ended between December 1992 and January 1994. Four of the companies in the Proxy Group are also included in the Industry Index in the Comparative

Stock Performance graph below. The Company considers three of the companies in the Proxy Group to be direct competitors of the Company. The study also included the results of two national executive compensation surveys which included national retailers such as the Company (the "Survey Group").

    Mr. Schulze's base salary of $750,000 for the period from April 1, 1995 to March 31, 1996 was unchanged from the previous year. The Compensation Committee determined that since the fiscal 1995 budget had not been achieved, there would be no increase in Mr. Schulze's base salary in fiscal 1996.

    Mr. Schulze did not earn a bonus for fiscal 1996. The Company's bonus program for executive officers provides for bonuses to be earned based upon the level of the Company's net income. The net income level required for payment of bonuses was not achieved and, therefore, no bonus was paid to Mr. Schulze for fiscal 1996.

    Mr. Schulze received options during fiscal 1996 to purchase 100,000 shares of the Company's Common Stock, or double the number of options awarded the previous year. The exercise price of such options is $23.18 per share, the market price at the time of the grant. The determination of the number of options awarded is subjective and not subject to specific criteria. However, in determining the number of options to grant, the Committee considered the fact that Mr. Schulze had received no increase in base salary for fiscal 1996 and determined that the potential additional long-term compensation would be appropriate. The options were issued pursuant to the Company's 1987 Employee Non-Qualified Stock Option Plan.

                                          COMPENSATION COMMITTEE

                                          DAVID STANLEY (CHAIRMAN)
                                          FRANK D. TRESTMAN
                                          JAMES C. WETHERBE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee consists of David Stanley (Chairman), Frank D. Trestman and James C. Wetherbe. No executive officer of the Company is a member of the Compensation Committee.

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer of the Company and the next five most highly compensated individuals serving as executive officers of the Company.

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                              ANNUAL COMPENSATION     NUMBER OF
                                                                                     SECURITIES
                                                  FISCAL      --------------------   UNDERLYING        ALL OTHER
                                                YEAR ENDED     SALARY      BONUS       OPTIONS     COMPENSATION (1)
                                               -------------  ---------  ---------  -------------  -----------------
Richard M. Schulze                                    1996    $ 750,000  $  --          100,000        $  24,422
 Founder, Chairman,                                   1995      727,528     --           50,000           25,904
 Chief Executive Officer                              1994      555,374    280,000      151,500           26,213
Bradbury H. Anderson                                  1996      565,000     --           80,000           10,410
 President, Chief Operating Officer                   1995      548,317     --           40,000           11,561
                                                      1994      421,150    212,500      123,000           11,593
Allen U. Lenzmeier                                    1996      435,000     --           50,000            9,038
 Executive Vice President,                            1995      421,760     --           25,000            9,678
 Chief Financial Officer                              1994      321,538    162,500       84,000           10,011
Wade R. Fenn                                          1996      343,077     --           30,000            3,640
 Executive Vice President -- Marketing                1995      294,873     --           15,000            3,976
                                                      1994      255,385    130,000       54,000            4,135
George S. Fouts                                       1996      280,000     --           30,000            4,334
 Senior Vice President -- Sales                       1995      272,502     --           15,000            4,781
                                                      1994      217,308    110,000       54,000            4,850
Lee H. Schoenfeld                                     1996      280,000     --           30,000            3,638
 Senior Vice President -- Marketing                   1995      274,214     --           15,000            4,085
                                                      1994      205,192    105,100       36,000            4,332

- ------------------------------
(1) Includes the portions of premiums paid by the Company for life insurance coverage exceeding $50,000 ("A"), the officers' shares of the Company's contribution to its Retirement Savings Plan ("B"), and for Messrs, Schulze, Anderson and Lenzmeier, the premiums paid by the Company for split-dollar life insurance ("C"), as follows:

                                                              FISCAL YEAR
                                                                 ENDED         "A"        "B"        "C"
                                                             -------------  ---------  ---------  ---------
Richard M. Schulze.........................................         1996    $     630  $   2,492  $  21,300
                                                                    1995          576      4,028     21,300
                                                                    1994          576      4,337     21,300
Bradbury H. Anderson.......................................         1996          348      3,062      7,000
                                                                    1995          348      4,213      7,000
                                                                    1994          204      4,389      7,000
Allen U. Lenzmeier.........................................         1996          576      3,462      5,000
                                                                    1995          576      4,102      5,000
                                                                    1994          576      4,435      5,000
Wade R. Fenn...............................................         1996          132      3,508     --
                                                                    1995          132      3,844     --
                                                                    1994          132      4,003     --
George S. Fouts............................................         1996          900      3,434     --
                                                                    1995          900      3,881     --
                                                                    1994          900      3,950     --
Lee H. Schoenfeld..........................................         1996          204      3,434     --
                                                                    1995          204      3,881     --
                                                                    1994          204      4,128     --

OPTIONS AND GRANTS

    The following tables summarize option grants and exercises during the fiscal year ended March 2, 1996, to or by the Chief Executive Officer and the next five most highly compensated executive officers of the Company at the end of the Company's last fiscal year, and the value of the options held by such persons at the end of such fiscal year.

                          OPTION GRANTS IN FISCAL 1996

                                                                                                 POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                    -----------------------------------------------------------  ANNUAL RATES OF STOCK
                                     NUMBER OF    % OF TOTAL OPTIONS                              PRICE APPRECIATION
                                     SECURITIES       GRANTED TO        EXERCISE                    FOR OPTION TERM
                                     UNDERLYING   EMPLOYEES IN FISCAL     PRICE     EXPIRATION   ---------------------
                                      OPTIONS            1996           ($/SHARE)      DATE         5%         10%
                                    ------------  -------------------  -----------  -----------  ---------  ----------
Richard M. Schulze................     100,000(1)           6.79%       $   23.18      4-09-00   $ 640,421  $1,415,162
                                         9,000(2)            .61            23.18      4-09-00      57,638     127,365
Bradbury H. Anderson..............      80,000(1)           5.43            23.18      4-09-00     512,337   1,132,130
                                         9,000(2)            .61            23.18      4-09-00      57,638     127,365
Allen U. Lenzmeier................      50,000(1)           3.39            23.18      4-09-00     320,210     707,581
Wade R. Fenn......................      30,000(1)           2.03            23.18      4-09-00     192,126     424,549
George S. Fouts...................      30,000(1)           2.03            23.18      4-09-00     192,126     424,542
Lee H. Schoenfeld.................      30,000(1)           2.03            23.18      4-09-00     192,126     424,542

- ------------------------------
The price of one share of the Company's Common Stock acquired at $23.18 per share would equal approximately $29.58 and $37.33 when compounded annually at 5% and 10%, respectively, over the option term.

(1) Number of shares issuable upon the exercise of options granted on April 10, 1995, pursuant to the Company's 1987 Employee Non-Qualified Stock Option Plan. Options become exercisable 25% per year beginning one year after date of grant.

(2) Number of shares issuable upon the exercise of options granted on April 10, 1995, pursuant to the Company's 1987 Directors' Non-Qualified Stock Option Plan. The options are exercisable as of the date of grant.

 OPTION EXERCISES DURING FISCAL 1996 AND VALUE OF OPTIONS AT END OF FISCAL 1996

                                                                                             VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                            SHARES ACQUIRED     VALUE         AT END OF FISCAL 1996         AT END OF FISCAL 1996
NAME                          ON EXERCISE    REALIZED (1)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE (1)
- --------------------------  ---------------  -----------  -----------------------------  ----------------------------
Richard M. Schulze........       184,500      $3,004,125          201,125/236,875            $ 1,343,456/$632,568
Bradbury H. Anderson......        67,500      1,535,625           236,500/189,500               2,013,540/506,055
Allen U. Lenzmeier........        45,000        995,625           143,875/127,625               1,325,186/375,978
Wade R. Fenn..............        11,250        217,968             67,876/75,000                 563,631/198,841
George S. Fouts...........        16,876        352,286             73,500/75,000                 638,149/198,841
Lee H. Schoenfeld.........        48,000        780,382              9,000/63,000                  28,980/132,802

- ------------------------------
(1) Value based on market value of the Company's Common Stock on the date of exercise or at the end of fiscal 1996, as applicable, minus the exercise price.

COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P Industry Group 450-Retail (Specialty) Index (the "Industry Index") and the S&P Mid-Cap Companies Index (the "Broad Index"), published by Standard & Poors over the same period.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN OF COMPANY,
                        INDUSTRY INDEX AND BROAD INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BEST BUY CO. INC.  INDUSTRY INDEX  BROAD INDEX
1991                  100.00          100.00        100.00
1992                  261.19          136.74        131.97
1993                  491.04          166.18        142.46
1994                  966.67          168.78        163.72
1995                  841.36          160.18        166.40
1996                  599.69          156.65        211.19

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year in Best Buy common stock, the Industry Index and the Broad Index.

* Cumulative Total Return assumes reinvestment of dividends.

Source: Media General Financial Services

RETIREMENT SAVINGS PLAN

    Effective October 1, 1990, the Company adopted a retirement savings plan intending to meet the requirements of Internal Revenue Code Section 401(k) (the "Retirement Savings Plan"). Employees who have been employed by the Company for at least one year, worked 1,000 hours and attained age 21, may elect to save up to 15% of their pre-tax earnings. The Company will match employee contributions at a rate determined by the Board of Directors annually. Participants are fully vested in their contributions and become vested in the Company's matching contributions according to a five-year vesting schedule provided in the Retirement Savings Plan. During the fiscal year ended March 2, 1996, the Company matched 50% of the first 4% of participating employees' pre-tax earnings, or $1,701,107, including $19,392 in the aggregate on behalf of the Chief Executive Officer and the other five most highly compensated executive officers. Although the Company, in adopting the Retirement

Savings Plan, expressed its intention to continue funding the trust created by the plan on a permanent basis, the Retirement Savings Plan may be terminated by the Board of Directors at will. Upon a termination of the Retirement Savings Plan, each participant becomes 100% vested. The trustee for the Retirement Savings Plan is Wilmington Trust Company.

DIRECTORS' COMPENSATION

    Each non-employee director of the Company received $12,000 per year plus expenses for his services as a director in fiscal 1996, which amount will increase to $15,000 in fiscal 1997. In addition to the annual director fee, there is a $3,000 annual fee payable to each committee chairperson. On April 10, 1995, the Company granted to each director an option to purchase 9,000 shares of Common Stock at an exercise price of $23.18 per share. All of the options were granted pursuant to the Company's 1987 Directors' Non-Qualified Stock Option Plan (the "Directors' Plan"), described below. Options, outstanding as of March 31, 1996, to purchase 231,000 shares of the Company's Common Stock at exercise prices ranging from $3.50 to $32.40 have been granted to the Company's directors for their services as directors, including directors who are employees of the Company. During the last fiscal year, Elliot S. Kaplan realized a net value of securities (market value less exercise price) of $238,500 pursuant to the exercise of options granted under the Directors' Plan.

1987 DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

    In 1987, the 1987 Directors' Non-Qualified Stock Option Plan was adopted by the Board of Directors and approved by the Shareholders. The number of shares subject to the Director's Plan is 900,000 shares. The Directors' Plan, as amended, provides that annually, at the first regular meeting of the Company's Board of Directors each year, each director will be given an option to purchase 5,000 shares of the Company's Common Stock at an exercise price equal to the average of the closing price for the stock, as quoted on the New York Stock Exchange, on the date preceding the date of grant and the closing price of the stock on the date of grant (the "Exercise Price"). The Directors' Plan also provides that an option to purchase 5,000 shares of the Company's Common Stock at the Exercise Price will be granted to each new director at such time as he or she becomes a director of the Company. An option granted pursuant to the Directors' Plan is exercisable for a period of five years after the date of grant of the option. As of March 31, 1996, options to purchase 528,000 shares of the Company's Common Stock have been granted pursuant to the Directors' Plan and 231,000 remain outstanding.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of the Company's outstanding stock were complied with during the fiscal year ended March 2, 1996.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditor for the fiscal year which began March 3, 1996. A proposal to ratify that appointment will be presented at the Meeting. Ernst & Young LLP has served as the Company's auditor since August 1994. On August 16, 1994, the Company dismissed Deloitte & Touche LLP as its independent auditors and retained Ernst & Young LLP. The Audit Committee of the Board of Directors approved the decision to change auditors. The reports of Deloitte & Touche LLP for each of the two fiscal years preceding their dismissal contained no adverse opinion or disclaimer of opinion and were not qualified or modified with respect to uncertainty, audit scope or accounting principle. During such two fiscal years and through the date of dismissal, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and there were no "reportable events" as defined by the Rules and Regulations of the Securities and Exchange Commission. Ernst & Young LLP has no relationship with the Company other than that arising from its engagement as independent auditor. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

    The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP. If the appointment is not ratified by the Shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to an unfavorable vote.
                                 OTHER BUSINESS

    The Company knows of no other matters to be acted upon at the Meeting. If any other matters properly come before the Meeting it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

                     PROPOSALS FOR THE NEXT REGULAR MEETING

    Any proposals by a Shareholder to be presented at the 1997 Regular Meeting of Shareholders must be received at the Company's principal executive offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, no later than January 1, 1997.

                                          By Order of the Board of Directors

                                                     [SIG]
                                          Elliot S. Kaplan
                                          SECRETARY
Dated: May 8, 1996

                                    PROXY

                             BEST BUY CO., INC.
                          7075 FLYING CLOUD DRIVE
                       EDEN PRAIRIE, MINNESOTA  55344

             THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT
         FOR THE REGULAR MEETING OF SHAREHOLDERS -- JUNE 19, 1996

     The undersigned hereby appoint(s) Richard M. Schulze and Elliot S.
Kaplan, or either of them, each with the power of substitution, as proxies and agents ("Proxy Agents"), in the name of the undersigned to represent and to vote as designated below all of the shares of Common Stock of Best Buy
Co., Inc. (the "Company"), held of record by the undersigned on Wednesday, April 24, 1996, at the Regular Meeting of Shareholders to be held on Wednesday, June 19, 1996, at 3:00 p.m., and any adjournment(s) thereof, the undersigned herewith ratifying all that the said Proxy Agents may so do. The undersigned further acknowledges receipt of the Notice of Regular Meeting and the Proxy Statement in support of Management's solicitation of proxies dated May 8, 1996.

          PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                             BEST BUY CO., INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. ELECTION OF FOUR CLASS 1 DIRECTORS:

   NOMINEES: Bradbury H. Anderson, Frank D. Trestman, David Stanley, and James C. Wetherbe

     / / FOR    / / WITHHOLD  / / FOR ALL NOMINEES EXCEPT AS WRITTEN BELOW

   --------------------------------------------------------------------------

2. Proposal to approve the appointment of Ernst & Young LLP as the Company's independent auditor for the current fiscal year.

     / / FOR         / / AGAINST          / / ABSTAIN

3. In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.


                                       Dated: _________________________, 1996

                         Signature(s)___________________________________________

                         _______________________________________________________

                         Please date and sign exactly as name(s) appears hereon and return promptly in the accompanying postpaid envelope. If shares are held by joint tenants or as community property, both shareholders should sign.